Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the use in this Registration Statement on Form S-1 of Papa Murphy’s Holdings, Inc. of our report dated November 22, 2013, relating to the combined financial statements of TBD Business Group as of December 31, 2012 and January 2, 2012, and for the years then ended, and to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/    Moss Adams LLP

Portland, Oregon

February 27, 2014